UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 19, 2010
MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, Arizona	85255

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
NONE

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 8.01 Other Events
Matrixx Settles Significant Portion of Litigation Claims
As previously reported, there are 18 class action lawsuits outstanding in Federal courts against Matrixx Initiatives, Inc. (the “Company”) alleging that the Company misrepresented the safety and/or efficacy of various products (the “economic injury claims”). The lawsuits were filed following receipt of the Food and Drug Administration (“FDA”) warning letter in June 2009, and sought compensation and various forms of equitable relief. None of the claimed classes have been certified to date. See “Legal Proceedings – Product Liability Matters” in Note 7 of Notes to Condensed Consolidated Financial Statements in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2010.
On August 19, 2010, the Company and plaintiffs’ attorneys representing all of the various nationwide and statewide economic injury plaintiffs signed a Memorandum of Understanding (“MOU”) setting forth their agreement in principle to settle those lawsuits. As part of the settlement, which remains subject to court approval, the Company agreed that, if its Zicam Cold Remedy nasal gel spray and/or swab products are re-introduced into the market, the packaging will include any language regarding adverse effects required by the FDA. Also, as part of the settlement, the Company agreed to add certain clarifications to its packaging regarding the use and status of several current products. In addition, the Company will be required to pay the plaintiffs’ attorneys fees and costs for the litigation in an amount that will be decided by the court. The Company will also pay incentive awards to the named plaintiffs in an aggregate amount not to exceed a total of $35,000 and be responsible for the costs of providing notice of the settlement to class members. The Company cannot predict with certainty whether a definitive agreement finally settling the economic injury claims will ultimately be approved by the courts.
Nothing in the MOU constitutes an admission of any wrongdoing, liability, or violation of law by the Company. Rather, the Company agreed to settle the economic injury claims to reduce its high litigation defense costs and to avoid the inherent risks associated with litigation. Additionally, the settlement allows the Company to focus greater resources on the hundreds of product liability claims for personal injuries that are still pending.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
/s/ William J. Hemelt
William J. Hemelt
President and Chief Executive Officer

Date: August 20, 2010